Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR RESULTS AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – January 25, 2019 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) recorded net income of $44.17 million and diluted earnings per share of $2.31 for the year ended December 31, 2018, compared to $36.50 million and $2.03, respectively, for the year ended December 31, 2017, reflecting increases of $7.67 million, or 21%, and $0.28 per share, or 14%, respectively.

The Company’s total revenue increased $13.59 million when comparing the 2018 year to the 2017 year. Of the total revenue increase, $10.07 million (or 74%) was provided by increased wealth management fee income.  Douglas L. Kennedy, President and CEO, said “Our Strategy has driven continued growth in our wealth management business, both organically and through acquisition. Our wealth management focus provides a more stable and predictable revenue stream over time than other sources of income.”

For the quarter ended December 31, 2018, the Company recorded net income of $10.73 million and diluted earnings per share of $0.55, compared to $10.37 million and $0.56 for the same three-month period last year. The 2018 quarter included a $4.39 million loss on sale of multifamily loans and a $405,000 write down of intangible assets (non-taxable), partially offset by $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principle of Murphy Capital Management (also non-taxable). These three items reduced net income by $655,000 and reduced earnings per share by $0.04 for the December 2018 quarter.

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

Year over Year Comparison
	Year		Year	Increase/
(Dollars in millions, except per share data)	2018 (1)(2)		2017	(Decrease)
Net interest income	$115.16		$111.14	$4.02	4%
Provision for loan and lease losses	3.55		5.85	(2.30)	(39)
Net interest income after provision	111.61		105.29	6.32	6
Wealth management fee income	33.25		23.18	10.07	43
Other income	10.95		11.45	(0.50)	(4)
Total other income	44.20		34.63	9.57	28
Operating expenses	98.09		85.61	12.48	15
Pretax income	57.72		54.31	3.41	6
Income tax expense	13.55	(3)	17.81	(4.26)	(24)
Net income	$44.17		$36.50	$7.67	21%
Diluted EPS	$2.31		$2.03	$0.28	14%

Return on average assets	1.02%		0.89%	0.13
Return on average equity	10.13%		10.12%	0.01

(1)

The 2018 year included results of operations of the Equipment Finance team hired in April 2017, Murphy Capital Management, acquired effective August 1, 2017, Quadrant Capital Management, acquired effective November 1, 2017, and Lassus Wherley acquired effective September 1, 2018.

(2)

The 2018 year includes $4.39 million loss on sale of multifamily loans; $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principle of MCM; $319,000 of severance expense related to the elimination of select positions; $405,000 write-down of intangible assets related to MCM; and $340,000 of professional fees related to investment banking and other fees associated with the Lassus Wherley acquisition.  These five items reduced pretax income by $2.46 million; net income by $1.14 million; EPS by $0.06; ROAA by 0.03%; and ROAE by 0.26%.

(3)

The 2018 year reflected the reduced Federal income tax rate due to the new tax law signed in December 2017 but included a higher NJ state corporate income tax rate, as signed into law in July 2018, but effective back to January 1, 2018.

December 2018 Quarter Compared to Prior Year Quarter

	Three Months Ended		Three Months Ended
	December 31,		December 31,	Increase/
(Dollars in millions, except per share data)	2018 (1)(2)		2017	(Decrease)
Net interest income	$29.39		$28.59	$0.80	3%
Provision for loan and lease losses	1.50		1.65	(0.15)	(9)
Net interest income after provision	27.89		26.94	0.95	4
Wealth management fee income	8.55		7.49	1.06	14
Other income	2.70		3.11	(0.41)	(13)
Total other income	11.25		10.60	0.65	6
Operating expenses	25.52		24.25	1.27	5
Pretax income	13.62		13.29	0.33	2
Income tax expense	2.89	(3)	2.92	(0.03)	(1)
Net income	$10.73		$10.37	$0.36	3%
Diluted EPS	$0.55		$0.56	$(0.01)	(2)%

Return on average assets annualized	0.96%		0.98%	(0.02)
Return on average equity annualized	9.32%		10.61%	(1.29)
(1)	The December 2018 quarter included results of operations of Quadrant Capital Management, acquired effective November 1, 2017, and Lassus Wherley acquired effective September 1, 2018.
(2)

The December 2018 quarter included $4.39 million loss on sale of multifamily loans; $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principle of MCM; and $405,000 write-down of intangible assets related to MCM. These three items reduced pretax income by $1.80 million; net income by $655,000; EPS by $0.04; ROAA by 0.06%; and ROAE by 0.57%.

(3)

The December 2018 quarter reflected the reduced federal income tax rate due to the new tax law signed in December 2017, but a higher NJ state corporate income tax rate, as signed into law in July 2018, but effective back to January 1, 2018.

December 2018 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	December 31,	September 30,	Increase/
(Dollars in millions, except per share data)	2018 (1)(2)	2018(3)	(Decrease)
Net interest income	$29.39	$28.14	$1.25	4%
Provision for loan and lease losses	1.50	0.50	1.00	200
Net interest income after provision	27.89	27.64	0.25	1
Wealth management fee income	8.55	8.20	0.35	4
Other income	2.70	2.78	(0.08)	(3)
Total other income	11.25	10.98	0.27	2
Operating expenses	25.52	24.28	1.24	5
Pretax income	13.62	14.34	(0.72)	(5)
Income tax expense	2.89	3.62	(0.73)	(20)
Net income	$10.73	$10.72	$0.01	0%
Diluted EPS	$0.55	$0.56	$(0.01)	(2)%

Return on average assets annualized	0.96%	0.99%	(0.03)
Return on average equity annualized	9.32%	9.68%	(0.36)
(1)	The December 2018 quarter included results of operations of Lassus Wherley acquired effective September 1, 2018.
(2)

The December 2018 quarter included $4.39 million loss on sale of multifamily loans; $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principle of MCM; and $405,000 write-down of intangible assets related to MCM. These three items reduced pretax income by $1.80 million; net income by $655,000; EPS by $0.04; ROAA by 0.06%; and ROAE by 0.57%.

(3)

The September 2018 quarter included $319,000 of severance expense related to the elimination of select positions; $340,000 of professional fees related to investment banking and other fees associated with the Lassus Wherley acquisition; and $325,000 loss on sale of securities, principally related to a restructure of the investment portfolio, which will benefit future earnings. These three items reduced net income by $736,000 EPS by $0.04, ROAA by 0.07%, and ROAE by 0.66%, for the 2018 September quarter.

Douglas L. Kennedy, President and CEO, said, “I am pleased with our results, especially given this challenging environment. Our strategy and business model, which includes a focus on wealth management and fee income, provides a strong base for future performance.” Mr. Kennedy went on to say, “We believe that during these challenging times we will likely have opportunities to attract additional talent, given our client centric strategy and business model.”

Highlights for the quarter included:

•	Wealth Management remains integral to the strategy and provides a diversified, predictable, and stable source of revenue over time:
o

As previously announced, effective September 1, 2018, the Company completed its acquisition of Lassus Wherley, a registered investment advisor, headquartered in New Providence, NJ, which added approximately $550 million of assets under management and/or administration (“AUM/AUA”).

o

At December 31, 2018, the market value of AUM/AUA at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased $319 million to $5.8 billion from $5.5 billion at December 31, 2017, reflecting growth of 5%. While new business and the Lassus Wherley acquisition accounted for significant growth, negative market action (particularly in the fourth quarter of 2018) offset much of that growth.

o	Wealth management fee income totaled $8.55 million for the quarter ended December 31, 2018, an increase of $1.06 million, or 14%, from $7.49 million for the quarter ended December 31, 2017.

o

Wealth management fee income, which comprised approximately 21% of the Company’s total revenue for the quarter ended December 31, 2018, contributed significantly to the Company’s diversified revenue sources.

o	In addition to wealth income, also contributing to the Company’s diversified revenue sources is fee income related to loan level, back-to-back swaps, and gain on sale of SBA loans.
•

The loan portfolio continues to shift from lower yielding multifamily to higher yielding commercial and industrial (C&I) lending (including equipment finance). Significant progress was made on this front in the fourth quarter of 2018:

o

During the fourth quarter of 2018, the Company sold $131 million of fixed rate multifamily loans with an average coupon of 3.28%. Such proceeds were reinvested in floating rate and short duration loans with an average coupon of 4.78%, principally C&I (including equipment finance) loans. This strategy will benefit future earnings. The Company believes the $4.39 million loss incurred on the sale of the multifamily loans will be fully offset by increased earnings from this strategy in approximately two years.

o	Total C&I (including equipment finance) loans at December 31, 2018 were $1.40 billion. This reflected net growth of $440 million (46%) when compared to $958 million at December 31, 2017.
o

As of December 31, 2018, total C&I loans (including equipment finance) comprised 36% of the total loan portfolio, as compared to 26% a year earlier.  As of December 31, 2018, total multifamily loans comprised 29% of the total loan portfolio, as compared to 37% a year earlier.

o	The Bank’s concentration in commercial real estate loans declined to 394% of risk-based capital at December 31, 2018 from 466% at December 31, 2017.
•	Deposits, funding, and interest rate risk continue to be actively managed:
o	Deposits totaled $3.90 billion at December 31, 2018. This reflected net growth of $197 million (5%) when compared to $3.70 billion at December 31, 2017.
o	The Company’s loan-to-deposit ratio improved to 101% at December 31, 2018, from 104% at September 30, 2018.
o	The Company continues to have access to over $1 billion of available secured funding at the Federal Home Loan Bank.
o

The Company has actively managed its balance sheet to remain balanced (not materially asset sensitive or materially liability sensitive), despite rising deposit betas and costs. At December 31, 2018, the Company’s interest rate sensitivity models indicate the Company is asset sensitive, and that net interest income would improve in a rising rate environment.

•	Capital and asset quality continue to be strong.
o

The Company’s and Bank’s capital ratios at December 31, 2018 all increased significantly compared to the December 31, 2017 levels. And, such ratios remain well above regulatory well capitalized standards.

o

Asset quality metrics continued to be strong at December 31, 2018.  Nonperforming assets at December 31, 2018 were $25.7 million, or 0.56% of total assets.  Total loans past due 30 through 89 days and still accruing were $3.48 million, or 0.09% of total loans at December 31, 2018. The increase in nonperforming assets in the December 2018 quarter was due to one $15 million healthcare real estate secured loan which continues to pay as agreed, and which the Company believes to be well secured.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management Business

In the December 2018 quarter, the Bank’s wealth management business generated $8.55 million in fee income compared to $8.20 million for the September 2018 quarter, and $7.49 million for the December 2017 quarter.

When compared to the December 2017 quarter, the December 2018 quarter included three months of income related to Quadrant Capital (compared to two months for the December 2017 quarter), which was acquired effective November 1, 2017, and three months of income related to Lassus Wherley (approximately $1 million), which was acquired effective September 1, 2018, as well as increased earnings from organic growth in assets under management. These positive effects on fee income, were partially offset by negative market action, particularly in the fourth quarter of 2018.

John P. Babcock, President of the newly-branded “Peapack Private Wealth Management Division”, said “We continue to grow our wealth management business organically, and selectively seek to identify potential acquisitions that can add talent and expertise to our growing organization.”

Loans / Commercial Banking

For the quarter ended December 31, 2018, total net loan growth was $130 million (3% for the quarter, or 14% annualized). Total commercial and industrial loans (including Equipment Finance) grew $217 million (18% for the quarter, or 74% annualized) to $1.40 billion at the end of the fourth quarter, compared to $1.18 billion at the end of the third quarter of 2018. New loan growth was funded by managed reductions in lower yielding multifamily loans (net reduction of $151 million for the quarter) and deposit growth (net increase of $236 million for the quarter).

Mr. Kennedy said, “With the launch of our Corporate Advisory Team in January 2018, we now have the capability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enabling us to provide a unique boutique level of service, giving us a competitive advantage over much of our competition.”

Mr. Kennedy also said, “The loan market continues to be extremely competitive from a structure/credit and a pricing perspective. As I have noted before, we will continue to be disciplined and not compromise our credit standards, but we will compete on price, as long as returns remain reasonable as measured by our proprietary loan pricing model.”

Funding / Liquidity / Interest Rate Risk Management

As noted in prior quarters, the Company has actively managed its deposit base to reduce reliance on wholesale sourced deposits and/or reduce volatility or operational risk.

For the quarter ended December 31, 2018, the Company utilized its increased capital, deposit growth, and reductions in its lower yielding multifamily loan portfolio to fund C&I loan growth (including Equipment Finance), eliminate its overnight borrowing position with the FHLB, and increase on balance sheet liquidity (interest earning deposits and investment securities).

The Company also added $35 million of medium term FHLB advances during the December 2018 quarter as part of its interest rate risk management.

In addition to approximately $543 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.4 billion of secured funding available from the Federal Home Loan Bank, of which only $108 million was drawn as of December 31, 2018.

Mr. Kennedy noted, “The northeast market continues to be extremely competitive for deposits. The Company is focused on providing high touch client service, a key element in growing its personal and commercial core deposit base.  The Company is focused on multiple retail channels, as well as commercial channels, including its enhanced Treasury Management and Escrow offerings. Further, all our Private Bankers remain keenly focused on deposit gathering, including our new Professional Services Group, led by a seasoned commercial banker who joined us recently.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2018		December 31, 2017
	NII	NIM	NII	NIM

NII/NIM excluding the below	$112,840	2.69%	$106,393	2.68%
Prepayment premiums received on multifamily loan paydowns	2,002	0.05%	3,513	0.09%
Fees recognized on full paydowns of select C&I loans	321	0.01%	1,235	0.03%
NII/NIM as reported	$115,163	2.75%	$111,141	2.80%

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2018		September 30, 2018		December 31, 2017
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$28,890	2.68%	$27,804	2.66%	$27,641	2.69%
Prepayment premiums received on multifamily loan paydowns	495	0.04%	338	0.03%	945	0.09%
Fees recognized on full paydowns of select C&I loans	0	0.00%	0	0.00%	0	0.00%
NII/NIM as reported	$29,385	2.72%	$28,142	2.69%	$28,586	2.78%

Net interest income and net interest margin comparisons are shown above.

High deposit betas throughout 2018 negatively impacted net interest margin. The issuance of $35 million of subordinated debt in mid-December 2017 also negatively impacted margin in 2018. New loan originations during the fourth quarter of 2018 at an average coupon of 4.78% positively impacted margin for the three months ended December 31, 2018.

The Company’s interest rate sensitivity models indicate that the Company is asset sensitive, and that net interest income would improve in a rising interest rate environment. These models assume the Company’s higher deposit betas experienced during the last half of 2018 will continue. The Company believes that such betas could continue for some period of time, but then level off and decline. Accordingly, the Company believes its net interest margin may continue to remain fairly flat to current levels, but then begin to rise as betas decline, as the Company continues replacing its lower yielding multifamily portfolio with higher yielding, adjustable rate and short duration loans, and as the Company’s deposit gathering efforts noted previously have more of an effect on core deposit generation. The Company’s forecasting models indicate a net interest margin in the 3.00% range by the end of 2020, but that could certainly be adversely affected by further changes in deposit betas and/or by competitive forces and market interest rates and economic conditions.

Other Noninterest Income

The fourth quarter of 2018 included $277,000 of income related to the Company’s SBA lending and sale program, compared to $514,000 generated in the September 2018 quarter, and $774,000 in the December 2017 quarter. Due to the Federal government shutdown, the Company has been unable to conduct SBA loan sales in 2019 and is uncertain as to when such sales would resume.

The fourth quarter of 2018 also included $1.84 million of loan level, back-to-back swap income compared to $854,000 in the September 2018 quarter and $179,000 in the December 2017 quarter.  This program provides a borrower with a degree of interest rate protection on a variable rate loan, while still providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income. The Company noted that income from both of these programs are not linear each quarter, as some quarters will be higher than others. The December 2018 quarter reflected higher swap income due to the Company’s higher level of loan activity coupled with borrowers’ desire to protect themselves from rates rising beyond current levels.

The December 2018 quarter included a $4.39 million loss on the sale of loans. As noted previously, $131 million of fixed rate, multifamily loans were sold as part of the Bank’s balance sheet management strategy.

Other income for the December 2018 quarter included $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principle of Murphy Capital Management.

Operating Expenses

The Company’s total operating expenses were $25.52 million for the quarter ended December 31, 2018, compared to $24.28 million for the September 2018 quarter and $24.25 million for the December 2017 quarter.

Compensation and employee benefits expense for the December 2018 quarter was $16.37 million compared to $15.30 million for the December 2017 quarter.  When compared to the 2017 quarter, the December 2018 quarter included: three months of expense (compared to two months in the 2017 quarter) related to Quadrant Capital (which closed in November 2017) and three months of expense related to Lassus Wherley (which closed in September 2018). Strategic hiring and normal salary increases also contributed to the increase for the December 2018 quarter as compared to the December 2017 quarter.

Premises and equipment and other operating expense for the December 2018 quarter, when compared to the September 2018 and December 2017 quarters, included increased expenses due to normal operating expenses of the wealth companies acquired as noted just above, as well as a $405,000 write-down of intangible assets related to Murphy Capital Management.

Income Taxes

2018 included a reduced Federal income tax rate due to the new tax law signed in December 2017, but included a higher NJ state corporate income tax rate, as signed into law in July 2018, but effective back to January 1, 2018. The effective tax rate for the December 2018 quarter was 21.2%, compared to 25.2% for the September 2018 quarter, and 22.0% for the December 2017 quarter. The December 2018 effective tax rate was impacted by $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principle of Murphy Capital Management that are not taxable.

Asset Quality / Provision for Loan and Lease Losses

Nonperforming assets at December 31, 2018 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $25.7 million, or 0.56% of total assets, compared to $10.8 million, or 0.24% of total assets, at September 30, 2018 and $15.6 million, or 0.37% of total assets, at December 31, 2017.  Total loans past due 30 through 89 days and still accruing were $3.5 million at December 31, 2018, compared to $2.5 million at September 30, 2018 and $246,000 at December 31, 2017. The increase in nonperforming assets in the December 2018 quarter was due to one $15 million healthcare real estate secured loan which continues to pay as agreed, and which the Company believes to be well secured.

For the quarter ended December 31, 2018, the Company’s provision for loan and lease losses was $1.50 million compared to $500,000 for the September 2018 quarter and $1.65 million for the December 2017 quarter.

The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics, net loan growth, net charge-offs, and the composition of the loan portfolio.

At December 31, 2018, the allowance for loan and lease losses of $38.50 million (150% of nonperforming loans and 0.98% of total loans), compared to $37.29 million at September 30, 2018 (348% of nonperforming loans and 0.98% of total loans), and $36.44 million (269% of nonperforming loans and 0.98% of total loans) at December 31, 2017.

Capital / Dividends

The Company’s capital positions in the December 2018 quarter were benefitted by net income of $10.73 million and $2.02 million of voluntary share purchases under the Dividend Reinvestment Plan. Voluntary share purchases in the Dividend Reinvestment Plan can be filled from the Company’s authorized but unissued shares and/or in the open market, at the discretion of the Company – 75,000 of the shares purchased during the December 2018 quarter were from authorized but unissued shares, while 263,117 shares were purchased in the open market.

The Company’s and Bank’s capital ratios at December 31, 2018 all increased significantly compared to the December 31, 2017 levels. And, such ratios remain well above regulatory well capitalized standards.

On January 24, 2019, the Company’s Board of Directors declared a cash dividend of $0.05 per share payable on February 22, 2019 to shareholders of record on February 7, 2019.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.62 billion and wealth management assets under management and/or administration (AUM/AUA) of $5.8 billion as of December 31, 2018.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2018 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in the value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	effects related to a prolonged shutdown of the federal government which could impact SBA and other government lending programs: and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2017.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2018	2018	2018	2018	2017
Income Statement Data:
Interest income	$42,781	$40,163	$39,674	$37,068	$36,439
Interest expense	13,396	12,021	10,431	8,675	7,853
Net interest income	29,385	28,142	29,243	28,393	28,586
Provision for loan and lease losses	1,500	500	300	1,250	1,650
Net interest income after provision for loan and lease losses	27,885	27,642	28,943	27,143	26,936
Wealth management fee income	8,552	8,200	8,126	8,367	7,489
Service charges and fees	938	860	873	831	837
Bank owned life insurance	351	349	345	336	341
Gain on loans held for sale at fair value (Mortgage banking)	74	87	79	94	122
(Loss) / Gain on loans held for sale at lower of cost or fair value	(4,392)	—	—	—	378
Fee income related to loan level, back-to-back swaps	1,838	854	900	252	179
Gain on sale of SBA loans	277	514	814	31	774
Other income (A)	3,571	444	639	382	486
Securities gains / (losses), net	46	(325)	(36)	(78)	—
Total other income	11,255	10,983	11,740	10,215	10,606
Salaries and employee benefits	16,372	16,025	15,826	14,579	15,296
Premises and equipment	3,422	3,399	3,406	3,270	3,194
FDIC insurance expense	645	593	625	580	495
Other expenses	5,085	4,267	5,084	4,908	5,266
Total operating expenses	25,524	24,284	24,941	23,337	24,251
Income before income taxes	13,616	14,341	15,742	14,021	13,291
Income tax expense	2,887	3,617	3,832	3,214	2,922
Net income	$10,729	$10,724	$11,910	$10,807	$10,369

Total revenue (B)	$40,640	$39,125	$40,983	$38,608	$39,192
Per Common Share Data:
Earnings per share (basic)	$0.56	$0.56	$0.63	$0.58	$0.57
Earnings per share (diluted)	0.55	0.56	0.62	0.57	0.56
Weighted average number of common shares outstanding:
Basic	19,260,033	19,053,849	18,930,893	18,608,309	18,197,708
Diluted	19,424,906	19,240,098	19,098,838	18,908,692	18,527,829
Performance Ratios:
Return on average assets annualized (ROAA)	0.96%	0.99%	1.11%	1.01%	0.98%
Return on average equity annualized (ROAE)	9.32%	9.68%	11.11%	10.54%	10.61%
Net interest margin (tax-equivalent basis)	2.72%	2.69%	2.82%	2.76%	2.78%
GAAP efficiency ratio (C)	62.81%	62.07%	60.86%	60.45%	61.88%
Operating expenses / average assets annualized	2.28%	2.24%	2.32%	2.19%	2.28%

(A) Includes death benefit from life insurance policy of $3.0 million for the quarter ended December 31, 2018 related to the December 31, 2018 passing of the founder and managing principle of MCM.

(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Twelve Months Ended
	Dec 31,		Change
	2018	2017	$	%
Income Statement Data:
Interest income	$159,686	$138,727	$20,959	15%
Interest expense	44,523	27,586	16,937	61%
Net interest income	115,163	111,141	4,022	4%
Provision for loan and lease losses	3,550	5,850	(2,300)	-39%
Net interest income after provision for loan and lease losses	111,613	105,291	6,322	6%
Wealth management fee income	33,245	23,183	10,062	43%
Service charges and fees	3,502	3,239	263	8%
Bank owned life insurance	1,381	1,356	25	2%
Gain on loans held for sale at fair value (Mortgage banking)	334	401	(67)	-17%
(Loss) / Gain on loans held for sale at lower of cost or fair value	(4,392)	412	(4,804)	-1166%
Fee income related to loan level, back-to-back swaps	3,844	2,814	1,030	37%
Gain on sale of SBA loans	1,636	1,564	72	5%
Other income (A)	5,036	1,658	3,378	204%
Securities (losses), net	(393)	—	(393)	N/A
Total other income	44,193	34,627	9,566	28%
Salaries and employee benefits	62,802	53,956	8,846	16%
Premises and equipment	13,497	11,988	1,509	13%
FDIC insurance expense	2,443	2,366	77	3%
Other expenses	19,344	17,301	2,043	12%
Total operating expenses	98,086	85,611	12,475	15%
Income before income taxes	57,720	54,307	3,413	6%
Income tax expense	13,550	17,810	(4,260)	-24%
Net income	$44,170	$36,497	$7,673	21%

Total revenue (B)	$159,356	$145,768	$13,588	9%
Per Common Share Data:
Earnings per share (basic)	$2.33	$2.07	$0.26	13%
Earnings per share (diluted)	2.31	2.03	0.28	14%
Weighted average number of common shares outstanding:
Basic	18,965,305	17,659,625	1,305,680	7%
Diluted	19,148,645	17,943,685	1,204,960	7%
Performance Ratios:
Return on average assets annualized (ROAA)	1.02%	0.89%	0.13%	14%
Return on average equity annualized (ROAE)	10.13%	10.12%	0.01%	0%
Net interest margin (tax-equivalent basis)	2.75%	2.80%	(0.05)%	-2%
GAAP efficiency ratio (C)	61.55%	58.90%	2.65%	5%
Operating expenses / average assets annualized	2.25%	2.09%	0.16%	8%

(A) Includes death benefit of $3.0 million from life insurance policy for the year ended December 31, 2018 related to the December 31, 2018 passing of the founder and managing principle of MCM.

(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2018	2018	2018	2018	2017
ASSETS
Cash and due from banks	$5,914	$4,792	$4,458	$4,223	$4,415
Federal funds sold	101	101	101	101	101
Interest-earning deposits	154,758	118,111	62,231	149,192	108,931
Total cash and cash equivalents	160,773	123,004	66,790	153,516	113,447
Securities available for sale	377,936	368,554	346,790	342,553	327,633
Equity security (A)	4,719	4,673	4,710	4,746	—
FHLB and FRB stock, at cost	18,533	21,561	21,533	23,703	13,378
Residential mortgage (B)	573,146	562,930	567,459	567,885	577,340
Multifamily mortgage (B)	1,138,190	1,289,458	1,320,251	1,366,712	1,388,958
Commercial mortgage	702,165	644,900	637,705	643,761	626,656
Commercial loans (B)	1,398,214	1,180,774	1,069,526	996,788	958,481
Consumer loans	58,678	64,478	76,509	71,580	86,277
Home equity lines of credit	62,191	59,930	55,020	64,570	67,497
Other loans	465	432	431	420	402
Total loans	3,933,049	3,802,902	3,726,901	3,711,716	3,705,611
Less: Allowances for loan and lease losses	38,504	37,293	38,066	37,696	36,440
Net loans	3,894,545	3,765,609	3,688,835	3,674,020	3,669,171
Premises and equipment	27,408	27,874	28,404	28,923	29,476
Other real estate owned	—	96	1,608	2,090	2,090
Accrued interest receivable	10,814	10,849	7,202	7,306	9,452
Bank owned life insurance	45,353	45,181	44,980	44,779	44,586
Goodwill and other intangible assets (C)	32,399	34,297	23,477	23,656	23,836
Other assets	45,378	34,011	30,845	31,202	27,478
TOTAL ASSETS	$4,617,858	$4,435,709	$4,265,174	$4,336,494	$4,260,547

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$463,926	$503,388	$527,453	$536,054	$539,304
Interest-bearing demand deposits	1,247,305	1,148,660	1,053,004	1,089,980	1,152,483
Savings	114,674	116,391	120,986	126,026	119,556
Money market accounts	1,243,369	1,097,630	1,051,893	1,006,540	1,091,385
Certificates of deposit – Retail	510,724	466,791	431,679	408,621	344,652
Certificates of deposit – Listing Service	79,195	85,241	96,644	132,321	198,383
Subtotal “customer” deposits	3,659,193	3,418,101	3,281,659	3,299,542	3,445,763
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	56,147	61,193	61,254	72,614	72,591
Total deposits	3,895,340	3,659,294	3,522,913	3,552,156	3,698,354
Overnight borrowings	—	95,190	127,350	216,000	—
Federal home loan bank advances	108,000	84,000	52,898	22,898	37,898
Capital lease obligation	8,362	8,548	8,728	8,900	9,072
Subordinated debt, net	83,193	83,138	83,133	83,079	83,024
Other liabilities	53,950	51,106	33,133	31,055	28,521
TOTAL LIABILITIES	4,148,845	3,981,276	3,828,155	3,914,088	3,856,869
Shareholders’ equity	469,013	454,433	437,019	422,406	403,678
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,617,858	$4,435,709	$4,265,174	$4,336,494	$4,260,547
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$5.8	$6.4	$5.7	$5.6	$5.5
(A)

Represents investment in CRA Investment Fund.  This investment was classified as an equity security and carried at market, in accordance with the adoption of Accounting Standard Update 2016-01, Financial Instruments on January 1, 2018.

(B)	Includes loans held for sale at fair value and/or lower cost or market.
(C)

Includes goodwill and intangibles from the Murphy Capital Management, Quadrant Capital Management and Lassus Wherley and Associates acquisitions completed in August 2017, November 2017 and September 2018, respectively.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2018	2018	2018	2018	2017
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	25,715	10,722	12,025	13,314	13,530
Other real estate owned	—	96	1,608	2,090	2,090
Total nonperforming assets	$25,715	$10,818	$13,633	$15,404	$15,620

Nonperforming loans to total loans	0.65%	0.28%	0.32%	0.36%	0.37%
Nonperforming assets to total assets	0.56%	0.24%	0.32%	0.36%	0.37%

Performing TDRs (B)(C)	$4,303	$19,334	$18,665	$7,888	$9,514

Loans past due 30 through 89 days and still accruing (D)	$3,484	$2,528	$3,539	$674	$246

Classified loans	$58,265	$51,783	$51,216	$55,945	$41,706

Impaired loans	$31,300	$31,345	$30,711	$21,223	$23,065

Allowance for loan and lease losses:
Beginning of period	$37,293	$38,066	$37,696	$36,440	$35,915
Provision for loan and lease losses	1,500	500	300	1,250	1,650
Charge-offs, net	(289)	(1,273)	70	6	(1,125)
End of period	$38,504	$37,293	$38,066	$37,696	$36,440

ALLL to nonperforming loans	149.73%	347.82%	316.56%	283.13%	269.33%
ALLL to total loans	0.979%	0.981%	1.021%	1.016%	0.983%
General ALLL to total loans (E)	0.972%	0.961%	0.978%	1.006%	0.969%

(A) Amount includes one commercial real estate loan with a loan balance of $15.2 million at December 31, 2018.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount does not include $20.5 million at December 31, 2018, $5.5 million at September 30, 2018, $6.9 million at June 30, 2018, $8.0 million at March 31, 2018 and $8.1 million at December 31, 2017 of TDRs included in nonaccrual loans.

(D) Amount includes one loan held for sale of $2.4 million that was sold on January 2, 2019.

(E) Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	December 31,	September 30,	December 31,
	2018	2018	2017
Capital Adequacy
Equity to total assets (A)	10.16%	10.24%	9.47%
Tangible Equity to tangible assets (B)	9.52%	9.55%	8.97%
Book value per share (C)	$24.25	$23.66	$21.68
Tangible Book Value per share (D)	$22.58	$21.88	$20.40

	December 31,		September 30,		December 31,
	2018		2018		2017
Regulatory Capital – Holding Company
Tier I leverage	$438,240	9.82%	$423,124	9.80%	$382,870	9.04%
Tier I capital to risk weighted assets	438,240	11.76	423,124	11.79	382,870	11.31
Common equity tier I capital ratio to risk-weighted assets	438,238	11.76	423,122	11.79	382,868	11.31
Tier I & II capital to risk-weighted assets	559,937	15.03	543,555	15.15	502,334	14.84

Regulatory Capital – Bank
Tier I leverage	$504,504	11.32%	$489,308	11.34%	$448,812	10.61%
Tier I capital to risk weighted assets	504,504	13.56	489,308	13.65	448,812	13.27
Common equity tier I capital ratio to risk-weighted assets	504,502	13.56	489,306	13.65	448,810	13.27
Tier I & II capital to risk-weighted assets	543,008	14.59	526,601	14.69	485,252	14.34

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)

Tangible book value per share is different than book value per share because it excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2018	2018	2018	2018	2017
Residential loans retained	$24,937	$14,412	$22,217	$11,642	$20,791
Residential loans sold	4,686	6,717	6,488	7,672	8,282
Total residential loans	29,623	21,129	28,705	19,314	29,073
Commercial real estate	63,486	23,950	20,780	34,385	19,090
Multifamily	58,175	12,328	4,743	21,000	5,400
Commercial (C&I) loans (A) (B)	285,950	133,973	137,805	118,425	141,672
SBA	5,695	4,800	10,740	4,270	9,640
Wealth lines of credit (A)	5,850	6,100	11,560	19,238	14,800
Total commercial loans	419,156	181,151	185,628	197,318	190,602
Installment loans	649	1,634	1,036	1,350	802
Home equity lines of credit (A)	3,625	10,273	5,091	2,497	4,513
Total loans closed	$453,053	$214,187	$220,460	$220,479	$224,990

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2018	2017
Residential loans retained	$73,208	$162,777
Residential loans sold	25,563	28,484
Total residential loans	98,771	191,261
Commercial real estate	142,601	124,107
Multifamily	96,246	216,837
Commercial (C&I) loans (A) (B)	676,153	559,599
SBA	25,505	19,800
Wealth lines of credit (A)	42,748	52,105
Total commercial loans	983,253	972,448
Installment loans	4,669	6,990
Home equity lines of credit (A)	21,486	23,809
Total loans closed	$1,108,179	$1,194,508
(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.
(B)	Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2018			December 31, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$383,455	$2,521	2.63%	$316,148	$1,726	2.18%
Tax-exempt (1) (2)	17,887	173	3.87	24,836	183	2.95

Loans (2) (3):
Mortgages	562,284	4,732	3.37	598,407	4,880	3.26
Commercial mortgages	1,947,674	18,825	3.87	2,053,221	19,039	3.71
Commercial	1,221,111	14,915	4.89	886,170	9,263	4.18
Installment	60,855	624	4.10	85,390	656	3.07
Home equity	61,423	759	4.94	68,485	667	3.90
Other	461	11	9.54	638	11	6.90
Total loans	3,853,808	39,866	4.14	3,692,311	34,516	3.74
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	122,813	636	2.07	125,495	305	0.97
Total interest-earning assets	4,378,064	43,196	3.95%	4,158,891	36,730	3.53%
Noninterest-earning assets:
Cash and due from banks	6,876			5,096
Allowance for loan and lease losses	(37,774)			(37,000)
Premises and equipment	27,749			29,670
Other assets	112,348			96,607
Total noninterest-earning assets	109,199			94,373
Total assets	$4,487,263			$4,253,264

LIABILITIES:
Interest-bearing deposits:
Checking	1,208,604	3,174	1.05%	1,135,660	1,591	0.56%
Money markets	1,124,780	3,684	1.31	1,101,862	1,781	0.65
Savings	115,316	16	0.06	120,768	17	0.06
Certificates of deposit – retail	569,151	2,914	2.05	537,685	2,034	1.51
Subtotal interest-bearing deposits	3,017,851	9,788	1.30	2,895,975	5,423	0.75
Interest-bearing demand – brokered	180,000	855	1.90	180,000	751	1.67
Certificates of deposit – brokered	59,061	386	2.61	74,529	445	2.39
Total interest-bearing deposits	3,256,912	11,029	1.35	3,150,504	6,619	0.84
Borrowings	143,348	1,043	2.91	51,265	267	2.08
Capital lease obligation	8,428	102	4.84	9,136	110	4.82
Subordinated debt	83,157	1,222	5.88	56,444	857	6.07
Total interest-bearing liabilities	3,491,845	13,396	1.53%	3,267,349	7,853	0.96%
Noninterest-bearing liabilities:
Demand deposits	496,238			567,041
Accrued expenses and other liabilities	38,498			28,138
Total noninterest-bearing liabilities	534,736			595,179
Shareholders’ equity	460,682			390,736
Total liabilities and shareholders’ equity	$4,487,263			$4,253,264
Net interest income		$29,800			$28,877
Net interest spread			2.42%			2.57%
Net interest margin (4)			2.72%			2.78%
(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate at December 31, 2018 and a 35% federal tax rate at December 31, 2017.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2018			September 30, 2018
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$383,455	$2,521	2.63%	$367,955	$2,385	2.59%
Tax-exempt (1) (2)	17,887	173	3.87	19,201	179	3.73

Loans (2) (3):
Mortgages	562,284	4,732	3.37	563,066	4,671	3.32
Commercial mortgages	1,947,674	18,825	3.87	1,960,801	18,488	3.77
Commercial	1,221,111	14,915	4.89	1,109,492	13,055	4.71
Installment	60,855	624	4.10	72,246	674	3.73
Home equity	61,423	759	4.94	58,082	682	4.70
Other	461	11	9.54	439	11	10.02
Total loans	3,853,808	39,866	4.14	3,764,126	37,581	3.99
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	122,813	636	2.07	95,014	418	1.76
Total interest-earning assets	4,378,064	43,196	3.95%	4,246,397	40,563	3.82%
Noninterest-earning assets:
Cash and due from banks	6,876			5,141
Allowance for loan and lease losses	(37,774)			(38,473)
Premises and equipment	27,749			28,216
Other assets	112,348			103,422
Total noninterest-earning assets	109,199			98,306
Total assets	$4,487,263			$4,344,703

LIABILITIES:
Interest-bearing deposits:
Checking	$1,208,604	$3,174	1.05%	$1,148,921	$2,644	0.92%
Money markets	1,124,780	3,684	1.31	1,065,338	3,261	1.22
Savings	115,316	16	0.06	118,996	17	0.06
Certificates of deposit – retail	569,151	2,914	2.05	538,985	2,545	1.89
Subtotal interest-bearing deposits	3,017,851	9,788	1.30	2,872,240	8,467	1.18
Interest-bearing demand – brokered	180,000	855	1.90	180,000	796	1.77
Certificates of deposit – brokered	59,061	386	2.61	61,192	394	2.58
Total interest-bearing deposits	3,256,912	11,029	1.35	3,113,432	9,657	1.24
Borrowings	143,348	1,043	2.91	167,153	1,038	2.48
Capital lease obligation	8,428	102	4.84	8,614	103	4.78
Subordinated debt	83,157	1,222	5.88	83,115	1,223	5.89
Total interest-bearing liabilities	3,491,845	13,396	1.53%	3,372,314	12,021	1.43%
Noninterest-bearing liabilities:
Demand deposits	496,238			495,163
Accrued expenses and other liabilities	38,498			33,943
Total noninterest-bearing liabilities	534,736			529,106
Shareholders’ equity	460,682			443,283
Total liabilities and shareholders’ equity	$4,487,263			$4,344,703
Net interest income		$29,800			$28,542
Net interest spread			2.42%			2.39%
Net interest margin (4)			2.72%			2.69%
(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

TWELVE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2018			December 31, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$363,259	$8,903	2.45%	$300,590	$6,271	2.09%
Tax-exempt (1) (2)	20,489	731	3.57	26,046	766	2.94

Loans (2) (3):
Mortgages	565,513	18,842	3.33	586,722	19,025	3.24
Commercial mortgages	1,976,712	74,693	3.78	2,073,804	75,304	3.63
Commercial	1,087,600	50,854	4.68	761,401	32,564	4.28
Commercial construction	—	—	—	96	4	4.17
Installment	71,643	2,603	3.63	75,995	2,322	3.06
Home equity	61,828	2,786	4.51	67,420	2,489	3.69
Other	451	45	9.98	550	45	8.18
Total loans	3,763,747	149,823	3.98	3,565,988	131,753	3.69
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	103,059	1,806	1.75	115,567	1,021	0.88
Total interest-earning assets	4,250,655	161,263	3.79%	4,008,292	139,811	3.49%
Noninterest-earning assets:
Cash and due from banks	5,346			8,986
Allowance for loan and lease losses	(37,904)			(35,246)
Premises and equipment	28,477			30,021
Other assets	103,761			83,060
Total noninterest-earning assets	99,680			86,821
Total assets	$4,350,335			$4,095,113

LIABILITIES:
Interest-bearing deposits:
Checking	$1,143,640	$9,543	0.83%	$1,092,545	$5,039	0.46%
Money markets	1,056,368	11,322	1.07	1,076,492	5,499	0.51
Savings	119,699	66	0.06	120,896	66	0.05
Certificates of deposit – retail	554,903	9,938	1.79	486,960	7,118	1.46
Subtotal interest-bearing deposits	2,874,610	30,869	1.07	2,776,893	17,722	0.64
Interest-bearing demand – brokered	180,000	3,135	1.74	180,000	2,934	1.63
Certificates of deposit – brokered	64,009	1,608	2.51	86,967	1,910	2.20
Total interest-bearing deposits	3,118,619	35,612	1.14	3,043,860	22,566	0.74
Borrowings	154,765	3,606	2.33	71,788	1,363	1.90
Capital lease obligation	8,698	418	4.81	9,375	451	4.81
Subordinated debt	83,104	4,887	5.88	50,733	3,206	6.32
Total interest-bearing liabilities	3,365,186	44,523	1.32%	3,175,756	27,586	0.87%
Noninterest-bearing liabilities:
Demand deposits	516,718			535,451
Accrued expenses and other liabilities	32,541			23,413
Total noninterest-bearing liabilities	549,259			558,864
Shareholders’ equity	435,890			360,493
Total liabilities and shareholders’ equity	$4,350,335			$4,095,113
Net interest income		$116,740			$112,225
Net interest spread			2.47%			2.62%
Net interest margin (4)			2.75%			2.80%
(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate at December 31, 2018 and a 35% federal tax rate at December 31, 2017.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2018	2018	2018	2018	2017
Shareholders’ equity	$469,013	$454,433	$437,019	$422,406	$403,678
Less: Intangible assets, net	32,399	34,297	23,477	23,656	23,836
Tangible equity	436,614	420,136	413,542	398,750	379,842

Period end shares outstanding	19,337,662	19,203,727	19,007,312	18,921,114	18,619,634
Tangible book value per share	$22.58	$21.88	$21.76	$21.07	$20.40
Book value per share	24.25	23.66	22.99	22.32	21.68

Tangible Equity to Tangible Assets
Total assets	$4,617,858	$4,435,709	$4,265,174	$4,336,494	$4,260,547
Less: Intangible assets, net	32,399	34,297	23,477	23,656	23,836
Tangible assets	4,585,459	4,401,412	4,241,697	4,312,838	4,236,711
Tangible equity to tangible assets	9.52%	9.55%	9.75%	9.25%	8.97%
Equity to assets	10.16%	10.24%	10.25%	9.74%	9.47%

	Three Months Ended
	Dec 31	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2018	2018	2018	2018	2017
Net interest income	$29,385	$28,142	$29,243	$28,393	$28,586
Total other income	11,255	10,983	11,740	10,215	10,606
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	4,392	—	—	—	(378)
Less: Income from life insurance proceeds	(3,000)
Add: Securities (gains)/losses, net	(46)	325	36	78	—
Total recurring revenue	41,986	39,450	41,019	38,686	38,814

Operating expenses	25,524	24,284	24,941	23,337	24,251
Less: ORE provision	—	28	204	—	—
Total operating expense	25,524	24,256	24,737	23,337	24,251

Efficiency ratio	60.79%	61.49%	60.31%	60.32%	62.48%

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2018	2017
Net interest income	$115,163	$111,141
Total other income	44,193	34,627
Less: Loss/(gain) on loans held for sale
at lower of cost or fair value	4,392	412
Less: Income from life insurance proceeds	(3,000)	—
Add: Securities losses, net	393	—
Total recurring revenue	161,141	145,356

Operating expenses	98,086	85,611
Total operating expense	98,086	85,611

Efficiency ratio	60.87%	58.90%